BRADLEY PHARMACEUTICALS, INC.
                         CONDENSED CONSOLIDATED
                             BALANCE SHEET
                          September 30, 1999
                              (UNAUDITED)

                  ASSETS

Current assets
--------------
Cash and cash equivalents                                 $     442,415
Accounts receivable - net                                     4,335,022
Finished goods inventory                                      1,732,453
Prepaid samples and materials                                   953,355
Prepaid expenses and other                                       80,220
                                                           ------------
         Total current assets                                 7,543,465

Property and equipment - net                                    281,207
Intangibles - net                                            12,981,997
Other assets                                                    172,695
                                                           ------------
Total Assets                                              $  20,979,364
                                                           ============

                LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities
-------------------
Current maturities of long-term debt                     $   1,246,077
Revolving credit line                                          666,891
Accounts payable                                             2,269,965
Accrued expenses                                             2,546,218
Accrued income taxes                                           214,896
                                                          ------------
         Total current liabilities                           6,944,047

Long-term debt, less current maturities                        149,146

Commitments & contingencies

Stockholders' equity
--------------------
Preferred stock, $.01 par value;
  authorized, 2,000,000 shares; issued, none                     -
Common stock, $.01 par value, authorized
  26,400,000; issued 8,199,683 shares at
  September 30, 1999                                       14,757,851
Common, Class B, $.01 par value, authorized
  900,000 shares, issued and outstanding,
  431,552 shares at September 30, 1999                        845,448
Treasury stock, at cost (733,018 shares at
  September 30, 1999)                                      (1,107,507)
Accumulated deficit                                          (609,621)
                                                         -------------
                                                           13,886,171
                                                         -------------
Total Liabilities & Stockholders' Equity                $  20,979,364
                                                         =============



         See Notes to Condensed Consolidated Financial Statements